Exhibit 99.1

Arko/GPM and Haymaker Acquisition Corp. II Announce Business Updates

Receives $100 Million Investment Commitment from Affiliates of MSD Partners, L.P.

Raises Fiscal 2020 and Fiscal 2021 Projection

Arko Holdings, Ltd. Shareholders Approve Proposed Business Combination Transaction

RICHMOND, VA – NOVEMBER 19 – ARKO Holdings Ltd. (TASE: ARKO), (“Arko”), whose primary asset is a controlling stake in GPM Investments, LLC (“GPM” or the “Company”), a rapidly growing leader in the U.S. convenience store industry, and who entered into a definitive business combination agreement with Haymaker Acquisition Corp. II (NASDAQ: HYAC), (“Haymaker”), a publicly-traded special purpose acquisition company (SPAC), today announced the following:

MSD Transaction

In conjunction with the previously announced business combination, affiliates of MSD Partners, L.P. will purchase up to $100 million of convertible preferred stock to support the combined entity’s future growth objectives.

“We have a long history of identifying and investing in attractive businesses with strong growth potential and led by outstanding management teams. GPM is well positioned to benefit from meaningful growth opportunities resulting primarily from its store refurbishment program and acquisition strategy,” said Scott Segal, co-Portfolio Manager and Managing Director of MSD Partners. “Arie and the management team have done an exceptional job growing the business and successfully integrating acquisitions over time, and we are excited to invest alongside them in this transaction.”

“We believe MSD Partners’ investment is a strong vote of confidence in the ARKO/GPM business model and the substantial opportunities for growth that lie ahead,” added Arie Kotler, Chairman and CEO of Arko Holdings.

“MSD Partners has a deep understanding of the convenience store industry and the very attractive multi-pronged growth opportunity for the combined company. They recognize the material long-term earnings potential of our store remodel program, combined with recently higher fuel margins,” said Andrew Heyer, President of Haymaker Acquisition Corp. II. “As we move towards the closing of the transaction, this investment positions us well to continue to focus on driving many of the value creation activities we have planned.”

MSD Partners’ investment of up to $100 million in convertible preferred stock will occur concurrently with the closing of the business combination. The convertible preferred stock will carry a 5.75% cumulative dividend. The preferred stock will be convertible into shares of common stock at a conversion price of $12.00 per share, representing a premium of 19.5% to Haymaker’s closing price of $10.04 on November 18, 2020.

Projection

Following strong year-to-date results and the recent acquisition of Empire Petroleum Partners’ fuel distribution business and retail locations, the Company has raised its projection for fiscal 2020 and expects to deliver adjusted EBITDA1, excluding 2020 results from our recently acquired Empire business, in the range of $163 million to $167 million compared to its prior projection of $145 million to $150 million. The Company had achieved 94% of its previously projected adjusted EBITDA by September 30, 2020, and achieved positive same store sales in October of 4.8% with performance accelerating as same store sales for the first two weeks of November increased 7.1%. These results, in conjunction with lower expenses and higher fuel profit margins than anticipated, are the foundation for the revised guidance.

The Company’s higher fuel margin, plus its continuing positive in-store same store sales growth, together with the Company’s enhanced store remodel program, have caused the Company to project more robust performance for 2021. The Company’s revised projections for 2021 indicate that it will achieve adjusted EBITDA in the range of $217 million to $223 million compared to its prior projection of $210 million to $215 million.

1Adjusted EBITDA is calculated as EBITDA further adjusted by excluding the gain or loss on disposal of assets, impairment charges, acquisition costs, other non-cash items, and other unusual or non-recurring charges. Pro forma Adjusted EBITDA gives effect to acquisitions and synergies for the entire period presented irrespective of the actual timing of acquisitions or commencement of synergies during the period.

Arko Holdings Ltd. Shareholder Vote and Approval

On November 18, 2020, Arko Holdings Ltd. shareholders approved the proposed business combination between Arko and Haymaker.

Arie Kotler, Chairman and CEO of Arko Holdings, commented, “This vote was an important milestone for Arko, and we are thrilled to receive the support of our shareholders as we move forward with our business combination with Haymaker. As I have previously stated, I am proud to be rolling over at least 90% of my ownership to become the combined company’s largest individual investor, joining seasoned institutional investors including Davidson Kempner, Ares and Harvest Partners who have elected to rollover 100% of their current equity holdings. We believe we have a long runway of growth in this attractive and fragmented industry and look forward to building on our track record of success as we look towards the completion of our business combination and resulting Nasdaq listing.”

A special meeting of stockholders of Haymaker will be held on December 8, 2020, at 10:00 am, Eastern Time, to approve, among other things, the business combination with Arko and GPM.

Enhanced Store Remodel Program

In a separate release issued today Arko unveiled plans for its store prototype of the future, which plans include complete store interior and exterior redesigns, improved customer experience and expanded food and beverage offerings. The release is available at https://haymakeracquisition.com/home/.

Stephens Conference

The Company is scheduled to present at the Stephens Annual Investment Conference today, Thursday, November 19, 2020, at 1:00 pm Eastern Time.

The presentation will be webcast live over the internet and can be accessed at https://haymakeracquisition.com/. No audio replay will be available.

About GPM and Arko:

Based in Richmond, VA, GPM was founded in 2003 with 169 stores and has grown through acquisitions to become the 7th largest convenience store chain in the United States, with, following the consummation of the Empire acquisition, 2,930 locations comprised of 1,350 company-operated stores and 1,580 dealer sites to which it supplies fuel, in 33 states and Washington D.C. GPM operates in three segments: retail, which consists of fuel and merchandise sales to retail consumers; wholesale, which supplies fuel to third-party dealers and consignment agents; and GPM Petroleum, which supplies fuel to GPM and its subsidiaries selling fuel (both in the retail and wholesale segments) as well as subwholesalers and bulk purchasers.

Arko is the controlling shareholder of GPM and, as part of the business combination with Haymaker (the “Business Combination”), the shares of Arko will be de-listed from the Tel-Aviv stock exchange. At the closing of the Business Combination with Haymaker, Arko will have no material independent operating activities, income, or net assets, other than its ownership interest in GPM.

About Haymaker Acquisition Corp II:

Haymaker is a $400 million blank check company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Haymaker’s acquisition and value creation strategy is to identify, acquire and, after its initial business combination, build a company in the consumer, retail, media, or hospitality industries. Haymaker is led by Chief Executive Officer and Executive Chairman Steven J. Heyer, President Andrew R. Heyer, Chief Financial Officer Christopher Bradley, and Senior Vice President Joseph Tonnos. For more information about Haymaker, please visit www.haymakeracquisition.com.

About MSD Partners, L.P.

MSD Partners, L.P., an SEC-registered investment adviser located in New York, was formed in 2009 by the principals of MSD Capital, L.P. to enable a select group of investors to invest in strategies that were developed by MSD Capital. MSD Capital was established in 1998 to exclusively manage the capital of Michael Dell and his family. MSD Partners utilizes a multi-disciplinary investment strategy focused on maximizing long-term capital appreciation by making investments across the globe in the equities of public and private companies, credit, real estate and other asset classes and securities. For further information about MSD Partners, please see www.msdpartners.com.

Additional Information and Where to Find It

ARKO Corp. filed a registration statement on Form S-4 (File No. 333-248711), which includes a prospectus with respect to ARKO Corp.’s securities to be issued in connection with the Business Combination and a proxy statement with respect to Haymaker’s stockholder meeting to vote on the Business Combination (as amended, the “Haymaker proxy statement/prospectus”), with the U.S. Securities and Exchange Commission (the “SEC”). In addition, Arko filed a proxy statement (the “Arko proxy”), which includes reference to the Haymaker proxy statement/prospectus, with the Israel Securities Authority (the “ISA”). ARKO Corp., Haymaker, GPM and Arko urge investors and other interested persons to read the Haymaker proxy statement/prospectus and the Arko proxy, as well as other documents filed with the SEC and the ISA, because these documents contain important information about the Business Combination. The Haymaker proxy statement/prospectus and other relevant materials for the Business Combination will be mailed to stockholders of Haymaker as of the record date established for voting on the Business Combination. The Haymaker proxy statement statement/prospectus can be obtained, without charge, at the SEC’s web site (http://www.sec.gov).

Participants in the Solicitation

ARKO Corp., Haymaker, Arko, GPM and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of Haymaker stockholders in connection with the Business Combination. Investors and securityholders may obtain more detailed information regarding the names, affiliations and interests of Haymaker’s directors and officers in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which was filed with the SEC on March 19, 2020 and is available free of charge at the SEC’s web site at www.sec.gov.

Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Haymaker’s stockholders in connection with the Business Combination is also contained in the Haymaker proxy statement/prospectus.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of the businesses of ARKO Corp., Haymaker, Arko and GPM may differ from their actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations with respect to future performance, including projected financial information (which was not audited or reviewed by auditors), and anticipated financial impacts of the Empire acquisition or the Business Combination, the satisfaction of the closing conditions to the Business Combination, and the timing of the completion of the Business Combination. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside of the control of ARKO Corp., Haymaker, Arko and GPM, and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreements with respect to the Business Combination, (2) the outcome of any legal proceedings that may be instituted against the parties following the announcement of the Business Combination and any definitive agreements with respect thereto; (3) the inability to complete the Business Combination, including due to failure to obtain approval of the stockholders of Haymaker or other conditions to closing; (4) the impact of the COVID-19 pandemic on (x) the parties’ ability to consummate the Business Combination and (y) the business of Arko and the combined company; (5) the receipt of an unsolicited offer from another party for an alternative business transaction that could interfere with the Business Combination; (6) the inability to obtain or maintain the listing of ARKO Corp.’s common stock on Nasdaq following the Business Combination; (7) the risk that the Business Combination disrupts current plans and operations as a result of the announcement and consummation of the Business Combination; (8) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees; (9) costs related to the Business Combination; (10) changes in applicable laws or regulations; (11) the demand for Arko’s and the combined company’s services together with the possibility that Arko or the combined company may be adversely affected by other economic, business, and/or competitive factors; (12) the number of shares submitted for redemption by Haymaker’s stockholders in connection with the stockholder meeting to approve the Business Combination; (13) risks and uncertainties related to Arko’s business, including, but not limited to, changes in fuel prices, the impact of competition, environmental risks, restrictions on the sale of alcohol, cigarettes and other smoking products and increases in their prices, dependency on suppliers, increases in fuel efficiency and demand for alternative fuels for electric vehicles, failure by independent operators to meet their obligations, acquisition and integration risks, and currency exchange and interest rates risks; (14) failure to realize the expected benefits of the acquisition of Empire; (15) failure to promptly and effectively integrate Empire’s business; (16) the potential for unknown or inestimable liabilities related to the Empire business; and (17) other risks and uncertainties included in (x) the “Risk Factors” section of the Haymaker proxy statement/prospectus and (y) other documents filed or to be filed with the SEC by Haymaker and with the ISA by Arko. The foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. ARKO Corp., Haymaker, Arko, and GPM do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions, or circumstances on which any such statement is based.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the Business Combination. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Investor Contacts

Chris Mandeville

Caitlin Churchill

(203) 682-8200

HaymakerII@icrinc.com

Media Contact

Keil Decker

(646) 277-1200

HaymakerII@icrinc.com